May 16, 2008

Jessica Plowgian
Staff Attorney
Securities Exchange Commission
100 F. Street, N.E.,
MS 3720
Washington, D.C. 20549	Via EDGAR

Re:	Tellabs, Inc. 10-K for Fiscal Year ended December 28, 2007,

Filed February 26, 2008

And Documents Incorporated by Reference

File No. 0-09692

Dear Ms. Plowgian,

Thank you for your letter to Tellabs, Inc. dated May 2, 2008. This is to confirm our conversation and our agreement that Tellabs will provide its response by May 30, 2008.

Sincerely,

/s/ Thomas P. Minichiello,

VP Finance & Chief Accounting Officer

cc Robert Bartelmes

Tim Wiggins